Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the inclusion of our report dated December 20, 2017, with respect to the financial statements of FS Energy Total Return Fund as of October 31, 2017 and for the period from March 15, 2017 (commencement of operations) to October 31, 2017 in the Registration Statement on Form N-2 (Post-Effective Amendment No. 2 to File No. 333-214232 and Amendment No. 4 to File No. 811-23205) of FS Energy Total Return Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 27, 2018